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                                                                    Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Cash Technologies, Inc.
Los Angeles, CA 90015

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 31, 2000 except for Note 9 which is dated as of September 12, 2000, relating to the consolidated financial statements of Cash Technologies, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended May 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO SEIDMAN, LLP
Los Angeles, California

October 17, 2000